Exhibit 10.1

PENN NATIONAL GAMING, INC.
RESTRICTED STOCK AWARD AGREEMENT

All Restricted Stock is subject to the provisions of the 2003 Long Term Incentive Compensation Plan (the “Plan”) and any rules and regulations established by the Compensation Committee of the Board of Directors of Penn National Gaming, Inc.  A copy of the Plan is available upon request.  Unless specifically defined herein, words used herein with initial capitalized letters are defined in the attached Notice or the Plan.

The terms provided here are applicable to the Restricted Stock specified in the attached Notice.  Different terms may apply to any prior or future awards under the Plan.

I.                                         PAYMENT FOR SHARES

No payment is required for the Restricted Stock you receive.

II.                                     VESTING

The Restricted Stock vests on the fifth anniversary of the Date of Grant, if you continuously provide service as an employee through such date.  In addition, the Restricted Stock vests as of the occurrence of one of the following events:

A.                                    Your service as an employee of the Company terminates because of death, Disability or Retirement;

B.                                    The Company is subject to a Change of Control (as defined in the Plan); or

C.                                    The Company is subject to a “change in control” (as defined in your employment agreement dated                    ) that occurs on or after the first anniversary of the Date of Grant.

No additional shares of Restricted Stock vest after your service as an employee of the Company has terminated for any other reason.

III.                                 SHARES RESTRICTED

Unvested shares will be considered “Restricted Stock.”  You may not sell, transfer, pledge or otherwise dispose of any Restricted Stock.

IV.                                FORFEITURE

If your service as an employee of the Company terminates for any reason, then your Restricted Stock will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of the termination.  This means that the Restricted Stock will immediately revert to the Company.  You will receive no payment for shares of Restricted Stock that are forfeited.

V.                                    LEAVES OF ABSENCE

For purposes of this grant, your service does not terminate when you go on a leave of absence recognized under the Plan.  Your service will terminate when the leave of absence ends, however, unless you immediately return to active work.

VI.                                STOCK CERTIFICATES

Your Restricted Stock will be held for you by the Company.  After those shares have vested, a stock certificate for those shares will be released to you.

VII.                            VOTING AND DIVIDEND RIGHTS

You may vote your Restricted Stock and you will receive any dividends paid with respect to your Restricted Stock even before they vest.

VIII.                        WITHHOLDING TAXES

No stock certificates will be released or issued to you unless you have made acceptable arrangements to pay any withholding taxes that may be due as a result of this grant or the vesting of the shares.  Those arrangements may include withholding shares of Company stock that otherwise would be released to you when they vest.  These arrangements may also include surrendering shares of Company stock that you already own.  The fair market value of the shares you surrender, determined as of the date when taxes otherwise would have been withheld in cash, will be applied as a credit against the withholding taxes.

IX.                                RESTRICTIONS ON RESALE

By signing this Agreement, you agree not to sell any shares at a time when applicable laws or Company policies prohibit a sale.  This restriction will apply as long as you are an employee of the Company.

X.                                    NO RETENTION RIGHTS

Neither your grant nor this Agreement give you the right to be employed or retained by the Company in any capacity.  The Company reserves the right to terminate your services at any time, with or without cause, subject to any employment agreement.

XI.                                ADJUSTMENTS

In the event of a stock split, a stock dividend or a similar change in Company stock, the number of Restricted Shares that remain subject to forfeiture will be adjusted accordingly.

XII.                            APPLICABLE LAW

This Agreement will be interpreted and enforced under the laws of the State of Delaware, without regard to its choice of law provisions.

XIII.                        THE PLAN AND OTHER AGREEMENTS

The text of the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant.  Any prior agreements, commitments or negotiations concerning this grant are superseded.  This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE ATTACHED NOTICE,

YOU AGREE TO ALL OF THE TERMS AND CONDITIONS

DESCRIBED ABOVE AND IN THE PLAN.

PENN NATIONAL GAMING, INC.

NOTICE OF GRANT OF RESTRICTED STOCK

This is to notify you that an award of restricted shares of Common Stock of Penn National Gaming, Inc. (the “Company”) has been granted pursuant to the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan, as follows:

Name and Address of Grantee:

Date of Grant:

Type of Grant:	Restricted Stock Award

Number of shares:

Fair market value per share:	$

Total fair market value of award:	$

Restricted Period ends:

The grant is subject to all the terms and conditions of the Penn National Gaming, Inc. 2003 Long Term Incentive Compensation Plan, a copy of which is available upon request.

GRANTEE

Date:

PENN NATIONAL GAMING, INC.

Date:	By:
Title: